Exhibit 99.1

One Horizon Group Expands Sales and Marketing Efforts into U.S. & Latin American Markets for 2016

New Affiliate and Enterprise Solutions Designed to Drive Growth Plan

Limerick, Ireland (January 25, 2016) One Horizon Group, Inc. (NASDAQ: OHGI) a leading carrier-grade VoIP solution for mobile providers and smartphones today announced it will be rolling out a new sales and marketing strategy in the Americas for 2016 targeted to exceed the companies 2015 milestones. The decision comes on the heels of success in Asia that has generated significant demand by mobile telcos in other countries and regions to utilize new mobile VoIP technologies as a new revenue and monetization opportunity.

2016 sales and marketing strategy will focus on 5 key areas:

1.	Latin America & U.S. roll-out
2.	Pilot programs with key mobile telcos
3.	Affiliate marketing programs
4.	Enterprise solutions
5.	Continued monetization of current telco accounts

One Horizon Group CEO Brian Collins commented, “we are 18 months ahead of our growth strategy, the data and learning from 2015’s milestones will be the benchmark models for our 2016 sales and marketing ramp. China is certainly proving to be a great enterprise and mobile telco model that we plan to replicate in every country and region.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 12 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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